Pillsbury Winthrop Shaw Pittman LLP
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Exhibit 5.1

August 27, 2009

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034
Ladies and Gentlemen:

    We are acting as counsel for China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) up to 4,056,000 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) and (ii) warrants (the “Warrants”) to purchase up to 1,014,000 shares of common stock of the Company, par value $0.0001 per share (the “Warrant Shares”), pursuant to the Registration Statement on Form S-3 (No. 333-157292) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and the related prospectus, dated February 23, 2009, as supplemented by the prospectus supplement dated August 27, 2009 relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”).

    We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based upon the foregoing, we are of the opinion that:

         1. The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

         2. The Warrants have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus , will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

         3. The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and non-assessable.

August 27, 2009

     This opinion is limited to matters governed by the law of the State of New York and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

16927

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